Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
Investor Contact: Mark Barbalato (212) 850-5707

MILLER INDUSTRIES REPORTS 2019 FOURTH QUARTER AND FULL YEAR RESULTS

CHATTANOOGA, Tenn., March 4, 2020/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the fourth quarter and full-year ended December 31, 2019.

For the fourth quarter of 2019, net sales were $203.1 million, an increase of 12.9%, compared to $180.0 million for the fourth quarter of 2018. Net income in the fourth quarter of 2019 was $11.7 million, or $1.03 per diluted share, an increase of 8.3%, compared to net income of $10.8 million, or $0.95 per diluted share, in the prior year period.

Gross profit for the fourth quarter of 2019 was $26.9 million, or 13.3% of net sales, compared to $22.2 million, or 12.3% of net sales, for the fourth quarter of 2018. Selling, general and administrative expenses were $11.8 million, or 5.8% of net sales, compared to $10.8 million, or 6.0% of net sales, in the prior year period.

For the full year ended December 31, 2019, net sales were $818.2 million, an increase of 15.0% compared to $711.7 million in the prior year period. The Company reported net income of $39.1 million, or $3.43 per diluted share for the full year of 2019, an increase of 15.9% compared to net income of $33.7 million, or $2.96 per diluted share for the full year of 2018.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, payable March 23, 2020 to shareholders of record at the close of business on March 16, 2020.

Jeffrey I. Badgley, Co-Chief Executive Officer of the Company stated, “We delivered strong fourth quarter results, capping off a record-setting year for Miller Industries.  During the fourth quarter and full year, revenue increased year-over-year by 12.9% and 15.0%, respectively. The increase in revenue was driven by stable demand throughout the fourth quarter and full year. In particular, revenue growth during the fourth quarter included recovery from supply chain issues encountered during the third quarter. Our profitability continued to improve during the quarter with our gross margin expanding 100 basis points to 13.3%, and our gross profits increasing 21.6% year-over-year, driven by increased sales, favorable mix, and our emphasis on production efficiency. Selling, general, and administrative expenses as a percentage of net sales contracted 20 basis points year-over-year, as a result of our focus on cost controls and our on-going effort to improve efficiency across our organization.”

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MILLER INDUSTRIES REPORTS 2019 FOURTH QUARTER AND FULL YEAR RESULTS	PAGE 2

Mr. Badgley continued, “We have solid momentum as we enter the new year. Our end markets remain stable and our order rates continue to be healthy, for both our domestic and international markets. Additionally, we are continuing to invest in technological improvements that will increase our operational efficiency and allow us to better serve our customers, enhance the safety of our employees and reduce our environmental impact. I am also pleased to say that phase one of the implementation of our new enterprise software systems is progressing according to our plan. We remain confident in the strength of our business as we begin the new year and we remain committed to providing excellent customer service and driving shareholder value.”

In closing, William G. Miller, Chairman of the Board, added, “I would like to welcome our two newest board members, who began their service on February 10, 2020. Leigh Walton, an independent director, has more than 40 years of experience advising public companies in the areas of corporate governance and corporate finance. Deborah Whitmire, the Company’s Executive Vice President, Chief Financial Officer and Treasurer, has provided invaluable expertise and leadership as a seasoned member of our executive team.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, March 5, 2020, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

https://www.webcaster4.com/Webcast/Page/1034/33136

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through March 12, 2020. The replay number is 1-844-512-2921, Passcode 9105126.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2019 FOURTH QUARTER AND FULL YEAR RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: the cyclical nature of our industry and changes in consumer confidence; economic and market conditions; our dependence upon outside suppliers for our raw materials, including aluminum, steel, petroleum-related products and other purchased component parts; changes in price and availability (including as a result of the imposition of additional tariffs and the impact of the outbreak of the coronavirus known as COVID-19) of aluminum, steel, petroleum-related products and other purchased component parts; delays in receiving supplies of such materials or parts; our customers’ access to capital and credit to fund purchases; operational challenges caused by our increased sales volumes; various political, economic and other uncertainties relating to our international operations, including restrictive taxation and foreign currency fluctuation; special risks from our sales to U.S. and other governmental entities through prime contractors; our ability to secure new government orders; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulation; failure to comply with domestic and foreign anti-corruption laws; competition and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; problems hiring or retaining skilled labor; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

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Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data) (Unaudited)

	Three Months Ended			Year Ended
	December 31			December 31
			%			%
	2019	2018	Change	2019	2018	Change
NET SALES	$203,140	$179,968	12.9%	$818,166	$711,706	15.0%

COSTS OF OPERATIONS	176,208	157,814	11.7%	721,678	628,370	14.8%

GROSS PROFIT	26,932	22,154	21.6%	96,488	83,336	15.8%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	11,758	10,825	8.6%	43,394	39,542	9.7%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	565	449	25.8%	2,378	1,878	26.6%

Other (Income) Expense, Net	(211)	465	-145.4%	331	253	30.8%

Total Expense, Net	12,112	11,739	3.2%	46,103	41,673	10.6%

INCOME BEFORE INCOME TAXES	14,820	10,415	42.3%	50,385	41,663	20.9%

INCOME TAX PROVISION	3,128	(384)	-914.6%	11,274	7,917	42.4%

NET INCOME	$11,692	$10,799	8.3%	$39,111	$33,746	15.9%

BASIC INCOME PER COMMON SHARE	$1.03	$0.95	8.4%	$3.43	$2.96	15.9%

DILUTED INCOME PER COMMON SHARE	$1.03	$0.95	8.4%	$3.43	$2.96	15.9%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.18	0.0%	$0.72	$0.72	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,400	11,395	0.0%	11,400	11,388	0.1%
Diluted	11,400	11,395	0.0%	11,400	11,393	0.1%

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data) (Unaudited)

	December 31,	December 31,
	2019	2018
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$26,072	$27,037
Accounts receivable, net of allowance for doubtful accounts of $1,106 and $1,112 at December 31, 2019 and December 31, 2018, respectively	168,619	149,142
Inventories, net	87,965	93,767
Prepaid expenses	4,796	3,272
Total current assets	287,452	273,218
NONCURRENT ASSETS:
Property, plant and equipment, net	90,735	82,850
Right-of-use assets - operating leases	1,640	—
Goodwill	11,619	11,619
Other assets	521	497
TOTAL ASSETS	$391,967	$368,184

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$95,750	$98,220
Accrued liabilities	27,813	24,863
Current portion of operating lease obligation	330	—
Current portion of finance lease obligation	21	20
Long-term obligations due within one year	368	285
Total current liabilities	124,282	123,388
NONCURRENT LIABILITIES:
Long-term obligations	4,998	15,475
Noncurrent portion of operating lease obligation	1,307	—
Noncurrent portion of finance lease obligation	37	58
Deferred income tax liabilities	3,416	1,700
Total liabilities	134,040	140,621

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 11,400,102 and 11,394,546, outstanding at December 31, 2019 and December 31, 2018, respectively	114	114
Additional paid-in capital	151,055	150,905
Accumulated surplus	112,261	81,354
Accumulated other comprehensive loss	(5,503)	(4,810)
Total shareholders' equity	257,927	227,563
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$391,967	$368,184